Cypress Energy Partners, L.P. 8-K

Exhibit 99.1

Cypress Energy Partners, L.P. Announces Second Quarter 2019 Results

TULSA, Oklahoma -- (BUSINESS WIRE)—August 14, 2019

Cypress Energy Partners, L.P. (NYSE:CELP) today reported:

●	Revenues of $111.1 million for the second quarter of 2019, an increase of 45% from the second quarter of 2018;
●	Gross margin of $14.8 million for the second quarter of 2019, an increase of 35% from the second quarter of 2018;
●	Net income of $5.6 million for the second quarter of 2019, an increase of 59% from the second quarter of 2018;
●	Adjusted EBITDA attributable to limited partners of $8.7 million for the second quarter of 2019, an increase of 56% from the second quarter of 2018;
●	Common unit distribution coverage ratio of 2.07x for the second quarter of 2019, an increase of 66% from the second quarter of 2018;
●	Net debt leverage ratio of 2.85x for the second quarter of 2019, a decrease of 8% from the second quarter of 2018;
●	Cash distribution of $0.21 per unit, consistent with the last nine quarters.

Peter C. Boylan III, CELP’s Chairman and Chief Executive Officer, stated, “I am pleased to report a great second quarter with strong revenue growth driven by Tulsa Inspection Resources (“TIR”), our Pipeline Inspection segment. Pipeline inspection and integrity services, our primary businesses, represented 98% of our revenue and 86% of our gross margin during the first six months of 2019. We have continued to strengthen our balance sheet, materially reduced our leverage, and have strong distribution coverage.”

Mr. Boylan continued, “Revenues of our Pipeline Inspection segment increased from $70.4 million during the three months ended June 30, 2018 to $104.0 million during the three months ended June 30, 2019, an increase of 48%. Gross margins in this segment increased from $7.9 million during the three months ended June 30, 2018 to $11.4 million during the three months ended June 30, 2019, an increase of 45%.”

“Revenues of our Pipeline & Process Services segment increased from $3.1 million during the three months ended June 30, 2018 to $4.4 million during the three months ended June 30, 2019, an increase of 42%. Revenues of this segment benefitted from several large projects that were scheduled to begin in the first quarter, but were delayed by adverse weather. Gross margins in this segment increased from $1.0 million during the three months ended June 30, 2018 to $1.4 million during the three months ended June 30, 2019, an increase of 37%.”

“Revenues of our Water Services segment decreased from $3.0 million during the three months ended June 30, 2018 to $2.7 million during the three months ended June 30, 2019, a decrease of 11%. The decrease in revenues was due to slightly lower volumes, a planned reduction on pipeline transport fees, and lower crude oil prices on our oil sales.”

“Our sponsor, Cypress Energy Holdings, LLC (“CEH”), completed two acquisitions in the second half of 2018. CEH continues to make progress with both of these acquisitions and currently intends to offer them to the Partnership once it has accomplished certain developmental goals. These acquisitions would move us into several new pipeline services including water treatment, in-line inspection (“ILI”), equipment rental, and offshore pipeline process services. We remain excited about entering the ILI industry with next-generation high resolution MFL ILI technology capable of helping pipeline owners and operators better manage the integrity of their assets in both the energy and municipal water industries.”

Mr. Boylan further stated, “The long-term increasing demand for pipeline inspection, integrity services, and water solutions remains strong due to our nation’s aging pipeline infrastructure as well as growing production, and we believe we continue to be well-positioned to capitalize on the opportunities. Our ownership interests continue to remain fully aligned with our unitholders, as our General Partner and insiders collectively own 64% of our common units and an affiliate of our General Partner owns 100% of our preferred units or cumulatively 76% of our total common and preferred units.

Second Quarter:

●	Revenue of $111.1 million for the three months ended June 30, 2019, compared with $76.5 million for the three months ended June 30, 2018, representing a 45% increase.
●	Gross margin of $14.8 million for the three months ended June 30, 2019, compared to $10.9 million for the three months ended June 30, 2018, representing a 35% increase. The gross margin percentage was 13.3% for the three months ended June 30, 2019 compared to 14.3% for the three months ended June 30, 2018.
●	Net income of $5.6 million for the three months ended June 30, 2019, compared to $3.6 million for the three months ended June 30, 2018, representing a 59% increase. Net income included gains on asset sales of $1.6 million for the three months ended June 30, 2018.
●	Net income attributable to common unitholders of $4.3 million for the three months ended June 30, 2019, compared to $3.0 million for the three months ended June 30, 2018 (after giving effect to $1.0 million of net income attributable to preferred unitholders for each of the three months ended June 30, 2019 and 2018 related to preferred units that were issued in May 2018), representing a 43% increase. Net income attributable to common unitholders included gains on asset sales of $1.6 million for the three months ended June 30, 2018.
●	Adjusted EBITDA of $9.2 million for the three months ended June 30, 2019 (including noncontrolling interests and amounts attributable to our general partner), compared to $5.9 million for the three months ended June 30, 2018 (including noncontrolling interests and amounts attributable to our general partner), representing a 55% increase.
●	Adjusted EBITDA attributable to limited partners of $8.7 million for the three months ended June 30, 2019, compared to $5.6 million for the three months ended June 30, 2018, representing a 56% increase.
●	Distributable Cash Flow of $5.2 million for the three months ended June 30, 2019, compared to $3.1 million for the three months ended June 30, 2018, representing a 68% increase. Distributable Cash Flow for the three months ended June 30, 2019 was reduced by $1.0 million of distributions on preferred equity.
●	A net debt (debt, including finance leases, net of cash and cash equivalents) leverage ratio of 2.85x, a credit facility covenant leverage ratio of 3.1x, and a credit facility interest coverage ratio of 5.5x, on June 30, 2019.

Year-To-Date:

●	Revenue of $201.5 million for the six months ended June 30, 2019, compared with $141.3 million for the six months ended June 30, 2018, representing a 43% increase. This increase was due to increased customer activity, primarily in our Pipeline Inspection segment.
●	Net income of $7.0 million for the six months ended June 30, 2019, compared with $4.5 million for the six months ended June 30, 2018, representing a 56% increase. Net income included gains on asset sales of $3.3 million for the six months ended June 30, 2018.
~~●~~	Net income attributable to common unitholders of $4.9 million for the six months ended June 30, 2019, compared with $3.8 million for the six months ended June 30, 2018, representing a 30% increase. Net income attributable to common unitholders included gains on asset sales of $3.3 million for the six months ended June 30, 2018.
●	Adjusted EBITDA of $13.6 million for the six months ended June 30, 2019 (including noncontrolling interests), compared with $9.1 million for the six months ended June 30, 2018, representing a 49% increase.
●	Adjusted EBITDA attributable to limited partners of $13.3 million for the six months ended June 30, 2019, compared with $8.5 million for the six months ended June 30, 2018, representing a 56% increase.
~~●~~	Distributable Cash Flow of $7.5 million for the six months ended June 30, 2019, compared with $4.1 million for the six months ended June 30, 2018, representing an 86% increase.

Highlights include:

●	An attractive mix of business driving solid gross margin, EBITDA, and distributable cash flow growth.
●	We deployed an average of 1,673 inspectors per week for the second quarter of 2019 compared to 1,188 inspectors per week in the second quarter of 2018, representing a 41% increase.
●	We disposed 3.5 million barrels of saltwater at an average revenue per barrel of $0.77 during the second quarter of 2019, compared with the disposal of 3.6 million barrels of saltwater at an average revenue per barrel of $0.85 during the second quarter of 2018.
●	Maintenance capital expenditures for the second quarter of 2019 and 2018 were $0.1 million, reflecting the minimal maintenance capital expenditures necessary for the operations of our businesses.
●	Our expansion capital expenditures during the first six months of 2019 totaled $0.9 million. The expansion capital expenditures included the purchase of equipment to support our nondestructive examination business and costs associated with a new software system for payroll and human resources management that we are in the process of implementing.

Looking forward:

●	We continue to pursue new customers and new projects as they are announced and to renew existing contracts. During the second quarter of 2019, our Pipeline Inspection segment set a new inspector headcount record in its sixteen-year history.
●	We continue our focus on maintenance, integrity, and nondestructive examination services. These business lines yield higher gross margins than our standard inspection work.
●	During the second quarter of 2019, 95% of total saltwater disposal volumes came from produced water, and piped water represented 45% of total water volumes. We have significant operating leverage with our unused capacity, cost structure and minimal maintenance capital expenditure requirements should drilling activity and water volumes increase.
●	LIBOR interest rates remained relatively unchanged over the last quarter but have risen by about 31 basis points compared to this time last year. However, our outstanding borrowings were significantly reduced as a result of our preferred equity offering and debt refinancing in May 2018. The interest rate on our borrowings ranged between 5.90% and 6.02% for the six months ended June 30, 2019.
●	Our relationship with PG&E remains strong. We have continued to provide services to PG&E after their bankruptcy filing and have been receiving prompt payment for such services. The bankruptcy court (the “Court”) granted a motion authorizing PG&E to pay certain pre-petition claims to certain key suppliers, including “operational integrity suppliers.” PG&E has advised us that we have been approved to receive a payment under the operational integrity supplier order. Details regarding the amount of such award and associated release terms have not yet been finalized. The Court also authorized PG&E to pay pre-petition claims to certain suppliers that have filed or could file liens on PG&E’s assets. We filed and perfected liens in the counties in which we performed services that are subject to our pre-petition receivables. We are working with PG&E to ensure they have all the required information to support our liens as they work through their payment approval process. Collecting the pre-petition accounts receivable would substantially improve our cash position and net debt leverage ratio.

CELP will file its quarterly report on Form 10-Q for the period ended June 30, 2019 with the Securities and Exchange Commission on August 14, 2019. CELP will also post a copy of the Form 10-Q on its website at www.cypressenergy.com.

Non-GAAP Measures:

Cypress defines Adjusted EBITDA as net income, plus interest expense, depreciation, amortization and accretion expenses, income tax expenses, impairments, non-cash allocated expenses, and equity-based compensation, less certain other unusual or non-recurring items. Cypress defines Adjusted EBITDA attributable to limited partners as net income attributable to limited partners, plus interest expense attributable to limited partners, depreciation, amortization and accretion attributable to limited partners, impairments attributable to limited partners, income tax expense attributable to limited partners, and equity-based compensation attributable to limited partners, less certain other unusual or non-recurring items attributable to limited partners. Cypress defines Distributable Cash Flow as Adjusted EBITDA attributable to limited partners less cash interest paid, cash income taxes paid, maintenance capital expenditures, and cash distributions on preferred equity. These are supplemental, non-GAAP financial measures used by management and by external users of our financial statements, such as investors and commercial banks, to assess our operating performance as compared to those of other companies in the midstream sector, without regard to financing methods, historical cost basis or capital structure; the ability of our assets to generate sufficient cash flow to make distributions to our unitholders; our ability to incur and service debt and fund capital expenditures; the viability of acquisitions and other capital expenditure projects; and the returns on investment of various investment opportunities. The GAAP measures most directly comparable to Adjusted EBITDA, Adjusted EBITDA attributable to limited partners, and Distributable Cash Flow are net income and cash flow from operating activities, respectively. These non-GAAP measures should not be considered as alternatives to the most directly comparable GAAP financial measure. Each of these non-GAAP financial measures exclude some, but not all, items that affect the most directly comparable GAAP financial measure. Adjusted EBITDA, Adjusted EBITDA attributable to limited partners and Distributable Cash Flow should not be considered an alternative to net income, income before income taxes, net income attributable to limited partners, cash flows from operating activities, or any other measure of financial performance calculated in accordance with GAAP as those items are used to measure operating performance, liquidity, or the ability to service debt obligations. Cypress believes that the presentation of Adjusted EBITDA, Adjusted EBITDA attributable to limited partners and Distributable Cash Flow will provide useful information to investors in assessing our financial condition and results of operations. Cypress uses Adjusted EBITDA, Adjusted EBITDA attributable to limited partners and Distributable Cash Flow as a supplemental financial measure to both manage our business and assess the cash flows generated by our assets (prior to the establishment of any retained cash reserves by the general partner) to fund the cash distributions we expect to pay to unitholders, to evaluate our success in providing a cash return on investment, and whether or not the Partnership is generating cash flow at a level that can sustain or support an increase in its quarterly distribution rates and to determine the yield of our units, which is a quantitative standard used throughout the investment community with respect to publicly-traded partnerships, as the value of a unit is generally determined by a unit’s yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder). Because Adjusted EBITDA, Adjusted EBITDA attributable to limited partners and Distributable Cash Flow may be defined differently by other companies in our industry, our definitions of Adjusted EBITDA, Adjusted EBITDA attributable to limited partners and Distributable Cash Flow may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. Reconciliations of (i) Net Income to Adjusted EBITDA and Distributable Cash Flow, (ii) Net Income attributable to limited partners to Adjusted EBITDA attributable to limited partners and Distributable Cash Flow and (iii) Net Cash Provided by (Used In) Operating Activities to Adjusted EBITDA and Distributable Cash Flow are provided below.

This press release includes “forward-looking statements.” All statements, other than statements of historical facts included or incorporated herein, may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. While CELP believes its expectations, as reflected in the forward-looking statements, are reasonable, CELP can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect operations, financial performance, and other factors as discussed in filings with the Securities and Exchange Commission. Other factors that could impact any forward-looking statements are those risks described in CELP’s Annual Report filed on Form 10-K and other public filings. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.” CELP undertakes no obligation to publicly update or revise any forward-looking statements except as required by law.

About Cypress Energy Partners, L.P.

Cypress Energy Partners, L.P. is a master limited partnership that provides essential midstream services, including pipeline inspection, integrity, and hydrostatic testing services to various energy companies and their vendors throughout the U.S. and Canada. Cypress also provides saltwater disposal and environmental services to upstream energy companies and their vendors in North Dakota in the Bakken region of the Williston Basin. In all of these business segments, Cypress works closely with its customers to help them comply with increasingly complex and strict environmental and safety rules and regulations and reduce their operating costs. Cypress is headquartered in Tulsa, Oklahoma.

Contact:	Cypress Energy Partners, L.P. Jeff Herbers, 918-947-5730 Chief Financial Officer jeff.herbers@cypressenergy.com

CYPRESS ENERGY PARTNERS, L.P.
Unaudited Condensed Consolidated Balance Sheets
As of June 30, 2019 and December 31, 2018
(in thousands)

	June 30, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$5,770	$15,380
Trade accounts receivable, net	74,388	48,789
Prepaid expenses and other	1,002	1,396
Total current assets	81,160	65,565
Property and equipment:
Property and equipment, at cost	24,584	23,988
Less: Accumulated depreciation	12,479	11,266
Total property and equipment, net	12,105	12,722
Intangible assets, net	21,411	22,759
Goodwill	50,346	50,294
Finance lease right-of-use assets, net	595	—
Operating lease right-of-use assets	3,198	—
Debt issuance costs, net	1,000	1,260
Other assets	470	253
Total assets	$170,285	$152,853

LIABILITIES AND OWNERS' EQUITY
Current liabilities:
Accounts payable	$6,380	$4,848
Accounts payable - affiliates	4,514	4,060
Accrued payroll and other	16,721	12,276
Income taxes payable	484	737
Finance lease obligations	158	90
Operating lease obligations	511	—
Total current liabilities	28,768	22,011
Long-term debt	83,929	76,129
Finance lease obligations	376	248
Operating lease obligations	2,675	—
Other noncurrent liabilities	184	178
Total liabilities	115,932	98,566

Owners' equity:
Partners’ capital:
Common units (12,053 and 11,947 units outstanding at
June 30, 2019 and December 31, 2018, respectively)	34,820	34,677
Preferred units (5,769 units outstanding at June 30, 2019 and December 31, 2018)	44,291	44,291
General partner	(25,876)	(25,876)
Accumulated other comprehensive loss	(2,549)	(2,414)
Total partners' capital	50,686	50,678
Noncontrolling interests	3,667	3,609
Total owners' equity	54,353	54,287
Total liabilities and owners' equity	$170,285	$152,853

CYPRESS ENERGY PARTNERS, L.P.
Unaudited Condensed Consolidated Statements of Operations
For the Three and Six Months Ended June 30, 2019 and 2018
(in thousands, except per unit data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenue	$111,091	$76,468	$201,467	$141,294
Costs of services	96,284	65,525	176,637	122,222
Gross margin	14,807	10,943	24,830	19,072

Operating costs and expense:
General and administrative	6,158	5,822	12,389	11,277
Depreciation, amortization and accretion	1,109	1,110	2,213	2,244
Gain on asset disposals, net	(2)	(1,606)	(23)	(3,315)
Operating income	7,542	5,617	10,251	8,866

Other (expense) income:
Interest expense, net	(1,415)	(1,668)	(2,726)	(3,624)
Debt issuance cost write-off	—	(114)	—	(114)
Foreign currency gains (losses)	84	(117)	185	(451)
Other, net	50	125	138	207
Net income before income tax expense	6,261	3,843	7,848	4,884
Income tax expense	618	287	824	368
Net income	5,643	3,556	7,024	4,516

Net income attributable to noncontrolling interests	277	149	58	384
Net income attributable to partners / controlling interests	5,366	3,407	6,966	4,132

Net income attributable to preferred unitholder	1,033	367	2,066	367
Net income attributable to common unitholders	$4,333	$3,040	$4,900	$3,765

Net income per common limited partner unit:
Basic	$0.36	$0.25	$0.41	$0.32
Diluted	$0.29	$0.24	$0.38	$0.31

Weighted average common units outstanding:
Basic	12,053	11,933	12,012	11,916
Diluted	18,218	14,298	18,163	13,324

Reconciliation of Net Income to Adjusted EBITDA and Distributable Cash Flow

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(in thousands)
Net income	$5,643	$3,556	$7,024	$4,516
Add:
Interest expense	1,415	1,668	2,726	3,624
Debt issuance cost write-off	—	114	—	114
Depreciation, amortization and accretion	1,388	1,375	2,764	2,793
Income tax expense (benefit)	618	287	824	368
Equity-based compensation	174	335	443	547
Foreign currency losses	—	117	—	451
Less:
Foreign currency gains	84	—	185	—
Gain on asset disposals, net	—	1,561	—	3,270
Adjusted EBITDA	$9,154	$5,891	$13,596	$9,143

Adjusted EBITDA attributable to noncontrolling interests	420	278	331	664
Adjusted EBITDA attributable to limited partners / controlling interests	$8,734	$5,613	$13,265	$8,479

Less:
Preferred unit distributions	1,033	—	2,066	—
Cash interest paid, cash taxes paid, maintenance capital expenditures	2,464	2,492	3,682	4,428
Distributable cash flow	$5,237	$3,121	$7,517	$4,051

Reconciliation of Net Income Attributable to Limited Partners to Adjusted
EBITDA Attributable to Limited Partners and Distributable Cash Flow

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(in thousands)
Net income attributable to limited partners	$5,366	$3,407	$6,966	$4,132
Add:
Interest expense attributable to limited partners	1,415	1,668	2,726	3,624
Debt issuance cost write-off attributable to limited partners	—	114	—	114
Depreciation, amortization and accretion attributable to limited partners	1,255	1,252	2,504	2,527
Income tax expense attributable to limited partners	608	281	811	354
Equity based compensation attributable to limited partners	174	335	443	547
Foreign currency losses attributable to limited partners	—	117	—	451
Less:
Foreign currency gains attributable to limited partners	84	—	185	—
Gain on asset disposals attributable to limited partners, net	—	1,561	—	3,270
Adjusted EBITDA attributable to limited partners	8,734	5,613	13,265	8,479

Less:
Preferred unit distributions	1,033	—	2,066	—
Cash interest paid, cash taxes paid and maintenance capital
expenditures attributable to limited partners	2,464	2,492	3,682	4,428
Distributable cash flow	$5,237	$3,121	$7,517	$4,051

Reconciliation of Net Cash Flows (Used in) Provided by Operating
Activities to Adjusted EBITDA and Distributable Cash Flow

	Six Months Ended June 30,
	2019	2018
	(in thousands)
Cash flows (used in) provided by operating activities	$(9,040)	$2,059
Changes in trade accounts receivable, net	25,595	6,059
Changes in prepaid expenses and other	(128)	(1,358)
Changes in accounts payable and accrued liabilities	(6,358)	(1,744)
Change in income taxes payable	252	300
Interest expense (excluding non-cash interest)	2,465	3,377
Income tax expense (excluding deferred tax benefit)	824	368
Other	(14)	82
Adjusted EBITDA	$13,596	$9,143

Adjusted EBITDA attributable to noncontrolling interests	331	664
Adjusted EBITDA attributable to limited partners / controlling interests	$13,265	$8,479

Less:
Preferred unit distributions	2,066	—
Cash interest paid, cash taxes paid, maintenance capital expenditures	3,682	4,428
Distributable cash flow	$7,517	$4,051

Operating Data

	Three Months Ended June 30,				Six Months Ended June 30,
	2019		2018		2019		2018
Total barrels of saltwater disposed (in thousands)	3,518		3,577		6,333		6,652
Average revenue per barrel	$0.77		$0.85		$0.77		$0.83
Water services gross margins	74.3%		68.3%		69.8%		63.5%
Average number of inspectors	1,673		1,188		1,553		1,109
Average number of U.S. inspectors	1,669		1,183		1,545		1,102
Average revenue per inspector per week	$4,782		$4,556		$4,737		$4,475
Pipeline inspection services gross margins	11.0%		11.2%		10.4%		10.4%
Average number of field personnel	29		22		28		22
Average revenue per field personnel per week	$11,621		$10,755		$8,778		$13,054
Pipeline integrity services gross margins	30.9%		32.0%		25.3%		29.3%
Maintenance capital expenditures (in thousands)	$147		$139		$199		$263
Expansion capital expenditures (in thousands)	$561		$1,725		$862		$3,632
Common unit distributions (in thousands)	$2,531		$2,506		$5,062		$5,012
Preferred unit distributions (in thousands)	$1,033		$—		$2,066		$—
Coverage ratio	2.07	x	1.25	x	1.48	x	0.81	x
Net debt leverage ratio	2.85	x	3.09	x	2.85	x	3.09	x